UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2025

Navient Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13865 Sunrise Valley Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 810-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market
Preferred Stock Purchase Rights	None	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements with Chief Executive Officer and President

Navient Corporation (the “Company”) and David L. Yowan, the Company’s Chief Executive Officer and President, entered into a letter agreement dated July 7, 2025 (the “Letter Agreement”) to amend their previous letter agreement (the “Prior Letter Agreement”) dated May 15, 2023, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K (File No. 001-36228) filed with the Securities and Exchange Commission (“SEC”) on May 16, 2023, as amended by an amendment to the Prior Letter Agreement (the “Amended Letter Agreement”) dated July 3, 2024, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-36228) filed with the SEC on July 5, 2024.

Pursuant to the Letter Agreement, Mr. Yowan’s annual base salary will increase to $1 million effective July 1, 2025.  Mr. Yowan will continue to be eligible to receive an annual bonus for 2025 pursuant to the Company’s Management Incentive Plan with a target bonus amount equal to 150% of his average annual base salary during the year.

Mr. Yowan will also be granted (1) an award of restricted stock units (“RSUs”) in respect of Company common shares, par value $0.01 (the “Common Stock”), equal to the quotient of $1.6 million divided by the closing price of the Common Stock on July 7, 2025 (the “Grant Date”), and (2) an award of performance-based restricted stock units (“PSUs”) in respect of Common Stock equal to the quotient of $2.4 million divided by the closing price of the Common Stock on the Grant Date.  The RSU award will vest as to (a) 50% of the RSUs, if Mr. Yowan remains employed by the Company through the first anniversary of the Grant Date, and (b) the remaining 50% of the RSUs if Mr. Yowan remains so employed through the eighteen (18) month anniversary of the Grant Date.  The RSUs will also vest in whole or in part if Mr. Yowan’s employment is terminated by the Company without cause or by Mr. Yowan for good reason.  Each vested RSU will be settled in cash in an amount equal to the fair market value of a share of Common Stock on the vesting date. The PSU award will vest as and to the extent that both a service condition and four independent performance goals (such performance goals together, the “performance condition”) are satisfied. The service condition will be satisfied as to (a) 50% of the PSUs if Mr. Yowan remains employed by the Company through the first anniversary of the Grant Date and (b) the remaining 50% of the PSUs if Mr. Yowan remains so employed through the eighteen (18) month anniversary of the Grant Date. The service condition will also be deemed satisfied if Mr. Yowan’s employment is terminated by the Company without cause or by Mr. Yowan for good reason.  The performance condition will be deemed satisfied with respect to (a) 45% of the PSUs based on a legacy expense target established for each of 2025, 2026 and 2027 (with the 2025 legacy expense target set forth in the Letter Agreement and the remaining targets to be established by the Company at the beginning of each respective year), with 15% of the PSUs eligible to vest with respect to each such annual target and (b) 55% of the PSUs based on the Company’s total shareholder return relative to peer companies over the three fiscal-year period 2025 through 2027 with payouts ranging from 0% to 150% of the PSUs for each performance goal.  The PSU award will be settled in shares of Common Stock.

All other terms and conditions contained in the Prior Letter Agreement, as amended by the Amended Letter Agreement, that are not specifically amended by the Letter Agreement shall remain unaffected and unamended by the Letter Agreement.

The foregoing description of the Letter Agreement is qualified in its entirety by the full text of the Letter Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Letter Agreement, dated as of July 7, 2025, by and between Navient Corporation and David L. Yowan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

	By:	/s/ Matthew Sheldon
	Name:	Matthew Sheldon
	Title:	Senior Vice President & General Counsel

Date: July 11, 2025